INTREPID CAPITAL MANAGEMENT FUNDS TRUST
and
INTREPID CAPITAL MANAGEMENT, INC.
Code of Ethics
Effective as of August 23, 2016
I.DEFINITIONS
i.“Access person” means any director, trustee, officer or advisory person of the Fund or of the Adviser, but excluding any director of the Adviser who meets independence requirements under applicable law.
ii.“Act” means the Investment Company Act of 1940, as amended.
iii.“Adviser” means Intrepid Capital Management, Inc.
iv.“Advisers Act” means the Investment Adviser Act of 1940, as amended.
v.“Advisory person” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.
vi.A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
vii.“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of such act and the rules and regulations promulgated thereunder.
viii.“CCO” means Chief Compliance Officer per Rule 38a-1 of the Act and Tule 206(4)-7 of the Advisers Act.
ix.“Control” has the same meaning set forth in Section 2(a)(9) of the Act.

x.“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:
(1)Direct obligations of the Government of the United States;
(2)Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)Shares issued by open-end registered investment companies (but not exchange-traded funds) other than the Fund; and
(4)Shares issued by the Fund that are held within an access person’s 401(k) account.
xi.“Disinterested trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.
xii.“Fund” means Intrepid Capital Management Funds Trust or any series of Intrepid Capital Management Funds Trust.
xiii.“Investment Personnel” means: (i) any employee of the Fund or Adviser or of any company in a control relationship to the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
xiv.“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder (including, but not limited to, investments in limited partnership, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments).
xv.“Personal securities transaction” has the meaning set forth in Section IV.C.
xvi.“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.
xvii.“SEC” means the U.S. Securities and Exchange Commission.

II.APPROVAL OF CODE OF ETHICS
i.The Board of Trustees of the Fund, including a majority of the Disinterested trustees, shall approve this Code of Ethics and any material changes thereto. Prior to approving this Code of Ethics and any material changes thereto, the Board of Trustees must determine that this Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1(b) of the Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the Adviser from violating this Code of Ethics.
ii.No less frequently than annually, the officers of the Fund and the officers of the Adviser shall furnish a report to the Board of Trustees of the Fund:
i.Describing issues arising under the Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.
ii.Certifying that the Fund and Adviser have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.
iii.This Code of Ethics, the certifications required by Sections II.A. and II.B.(2), and the reports required by Sections II.B.(1), II.C and V with respect to Disinterested trustees shall be maintained by the Fund’s Administrator. All other reports required by Section V shall be maintained by the Adviser’s CCO.
III.EXEMPTED TRANSACTIONS
Except as otherwise noted, the prohibitions of Section IV of this Code of Ethics shall not apply to:
(a)Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.
(b)Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Fund; provided, however, that the prohibitions of Section IV.B of this Code of Ethics shall apply to such purchases and sales.
(c)Purchases or sales which are non-volitional on the part of either the access person or the Fund.
(d)Purchases which are part of an automatic dividend reinvestment plan.

(e)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
(f)Purchases or sales which receive the prior approval of the Board of Trustees of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund; provided, however, that the prohibitions of Section IV.C of this Code of Ethics shall apply to such purchases and sales.
IV.PROHIBITED PURCHASES AND SALES
i.Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund.
ii.Except in a transaction exempted by Section III of this Code of Ethics, an access person must obtain approval from the Adviser’s CCO before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a Limited Offering. Prior approval shall not be given if the Adviser’s CCO believes that the investment opportunity should be reserved for the Fund or is being offered to the individual by reason of his or her position with the Fund.
iii.Except in a transaction exempted by Section III of this Code of Ethics, no access person (or certain of his or her family members; see definition of beneficial ownership) shall buy or sell any Covered Security for any account over which such access person has discretionary authority or for an account in which such access person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal securities transaction”) unless such access person has obtained pre-clearance of such transaction in accordance with the procedures described below.
iv.Access persons must obtain preclearance of all personal securities transactions in Covered Securities that are not exempted by Section III of this Code of Ethics by following the procedures described in Appendix A. It is the goal of the Fund and the Adviser to respond to all preclearance requests within 24 hours. Access persons will receive notification regarding whether their preclearance request is approved or denied, but the specific reason for the decision is not required to be provided. If a preclearance request for a personal securities transaction submitted by an access person is denied, such access person is prohibited from executing such personal securities transaction. If the personal securities transaction is not completed on the date of preclearance, a new preclearance must be obtained prior to executing any remaining portion of such personal securities transaction. If an access person believes he or she may not be able to complete a personal securities transaction in a single trading day because of limited liquidity in the applicable security, he or she may request that the preclearance approval extend for up to five days. Such requests will be considered on a casebycase basis based on the facts and circumstances known at the time. Approval of a preclearance request for a personal securities transaction that has not yet been executed may be revoked at any time if new information makes revocation advisable.
(1)No access person may purchase or sell, directly or indirectly, any Covered Security on any day during which (a) the Adviser has placed a “buy” or “sell” order in the same security for a Fund or (b) to the actual knowledge of such access person at the time of such purchase or sale, the same security is being considered for purchase or sale by a Fund.
(2)No access person who is Investment Personnel may purchase or sell, directly or indirectly, a Covered Security within three consecutive business days after the Adviser has purchased or sold the same security for a Fund or, if such purchase or sale is reasonably anticipated, for three consecutive business days before the Adviser has purchased or sold the same security for a Fund.
(3)The Fund and the Adviser may from time to time establish a Restricted List that includes the names of companies for which the Fund or the Adviser may have, or are in a position to receive, material nonpublic information. Access persons are not allowed to trade or investment in the securities of any company on the Restricted List.
v.The provisions of this Section IV apply to all access persons, except as otherwise noted above and except they do not apply to Disinterested trustees other than as specifically set forth herein and they do not apply to nonexecutive directors of the Adviser who do not have access to nonpublic information regarding securities recommendations, securities transactions or portfolio holdings for the Funds and are not involved in making securities recommendations to clients.
vi.Any personal securities transaction by an access person in violation of this Code of Ethics may be required to be reversed and any resulting profits may be subject to disgorgement.
vii.Postapproval of personal securities transactions is not permitted under any circumstances.

V.REPORTING
i.Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser’s CCO, except that the reports, if any, of the Disinterested trustees shall be filed with the Fund’s Administrator.
ii.    A Disinterested trustee of the Fund need not make a report pursuant to Section V.C. and V.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code of Ethics if such Disinterested trustee, at the time of such transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.
i.An access person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
ii.An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser’s CCO or by the Fund’s Administrator, as applicable, with respect to the access person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund.
iii.Every access person shall, no later than ten days after the person becomes an access person, file an initial holdings report containing the following information:
i.The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;
ii.The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and
iii.The date that the report is submitted by the access person.
iv.Every access person shall, no later than ten days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

i.With respect to any transaction during the quarter in a Covered Security in which the access person had any direct or indirect beneficial ownership:
(1)The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
(2)The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3)The price of the Covered Security at which the transaction was effected;
(4)The name of the broker, dealer or bank with or through whom the transaction was effected; and
(5)The date that the report is submitted by the access person.
ii.With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:
(1)The name of the broker, dealer or bank with whom the access person established the account;
(2)The date the account was established; and
(3)The date that the report is submitted by the access person.
v.Every access person shall, no later than January 30 each year, file an annual holdings report containing the following information as of the preceding December 31:
i.The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership;
ii.The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and
iii.The date that the report is submitted by the access person.
vi.Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

vii.The Adviser’s CCO shall review all reports filed with him or her pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics, and the Fund’s Administrator shall review all reports filed with it pursuant to Section V.D. of this Code of Ethics. The Fund’s President or designee shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.
viii.The Fund’s CCO and/or the Adviser’s CCO, or their designee, must ensure that each Access Person is provided with a copy of this Code of Ethics and any amendments and receive from each Access Person an acknowledgement of receipt of this Code of Ethics upon initially becoming an Access Person and on an annual basis thereafter.
VI.SANCTIONS
Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Fund or the officers of the Adviser, as applicable, may impose such sanctions as it deems appropriate, including, but not limited to: (i) a letter of censure; (ii) suspension or termination of employment; (iii) reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and (iv) referral to law enforcement or regulatory authorities.

APPENDIX A
INTREPID CAPITAL MANAGEMENT, INC.
personnel trADE preclearance form
please use a separate form for each security and submit
the completed form to the chief compliance officer

Name of Access Person (please print)
Brokerage Account Number	Brokerage Firm	Telephone Number ( )	Sales Representative (if applicable)
Buy Sell	Ticker Symbol	Target Price: $
Is the security being purchased part of an initial public offering? Yes No		Does the transaction involve a private placement? Yes No
Intended Quantity	Name of Security

Approvals: DO NOT WRITE IN THIS SECTION
Trade Has Been Approved Not Approved	Date Approved: / /	Approved By:

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, you must submit a new preclearance request, unless, because of limited liquidity in the security, you request that the pre-clearance approval be extended for up to five days. Obtaining preclearance satisfies the preclearance requirements of the Code of Ethics (the “Code”) and does not imply compliance with the Code’s other provisions.

Preclearance procedures apply to transactions in all securities, unless accepted (see “Exempted Transactions” in the Code) within beneficially owned account(s) that includes but is not limited to: all accounts in the name of the access person or the access person’s spouse or minor children, immediate family members, all accounts in which any such persons have a beneficial interest including trusts or corporations, and all other accounts over which any such person exercises any investment discretion. Please see the Code for the complete description of accounts that are subject to the requirements of the Code.

By signing below, the undersigned certifies the following: The undersigned agrees that the above order is in compliance with the Code of Ethics and is not based on knowledge of an actual client order within the previous three consecutive business days in the security that is being purchased or sold, or knowledge that the security is being considered for purchase or sale in one or more specific client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The undersigned also acknowledges that he/she is not in possession of material, inside information pertaining to the security or issuer of the security.

Signature:	Date: